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                                                                     EXHIBIT 5.1

                [ARTERIAL VASCULAR ENGINEERING, INC. LETTERHEAD]

May 21, 1998

Arterial Vascular Engineering, Inc.
3576 Unocal Place
Santa Rosa, CA 95403

Ladies and Gentlemen:

     I am General Counsel of Arterial Vascular Engineering, Inc., a Delaware corporation (the "Company"), and am rendering this opinion with respect to certain matters in connection with the filing on May 21, 1998 by the Company of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, with respect to the Company's registration of up to 2,175,000 shares of the common stock, par value $.001 per share, of the Company (the "Shares"), to be issued pursuant to the Agreement and Plan of Merger and Reorganization dated as of April 10, 1998 (the "Reorganization Agreement"), by and among the Company, Walleye Acquisition Corporation, a Florida corporation, and World Medical Manufacturing Corporation, a Florida corporation ("World Medical"), and the related Plan of Merger in the form attached as Exhibit B to the Reorganization Agreement (the "Merger Agreement").

     In connection with this opinion, I have examined upon the Registration Statement and the Proxy Statement/Prospectus included therein, the Company's Amended and Restated Certificate of Incorporation and Bylaws, each as amended, the Reorganization Agreement and the Merger Agreement, and the originals or copies certified or otherwise identified to my satisfaction of such other records, documents, certificates, memoranda and instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when issued pursuant to the Reorganization Agreement and the Merger Agreement, as described in the Proxy Statement/ Prospectus, will be duly authorized, validly issued, fully paid and nonassessable.

     My opinion expressed herein is limited to the law of the State of California, the General Corporation Law of the State of Delaware and the federal law of the United States, and I do not express any opinion herein concerning any other law.

     I consent to the reference to me under the caption "Legal Matters" in the Proxy Statement/Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ LAWRENCE J. FASSLER

                                          --------------------------------------
                                          Lawrence J. Fassler
                                          General Counsel